                                                                     EXHIBIT 2.2

                             ARCO Chemical Company
                            3801 West Chester Pike
                           Newtown Square, PA  19073

                                                 December 4, 1996

Olin Corporation
501 Merritt 7
Norwalk, CT  06856

          Re: Amendment No. 1 to the Asset Purchase Agreement dated as of October 9, 1996 between ARCO Chemical Company and Olin Corporation, as the same may be amended from time to time (the "Agreement")
               -------------------------------------------

Dear Sirs:
This letter will confirm our agreement with respect to certain amendments to the Agreement. All capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

     1. The definition of Closing Working Capital in Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:

               "Closing Working Capital" shall mean, as of December 1, 1996, (i) the current assets of the Business included in the Acquired Assets minus
     (ii) the current liabilities of the Business consisting of accounts payable and accrued liabilities of the Business (excluding any Excluded Current Liabilities), in each case determined on a basis consistent with, and using, the methods and methodologies used in preparing the Interim Balance Sheet; provided, however, that, if any line item or category (e.g.,
            --------  -------
     accounts receivable, inventory, etc.) included in the determination of the Final Closing Working Capital was not included in the determination of or referred to on the Interim Balance Sheet, such item or category shall be determined in accordance with GAAP.

     2. The first sentence of Section 2.3(a) of the Agreement is hereby amended and restated in its entirety as follows:

          At least three Business Days prior to December 1, 1996, Seller shall deliver to Buyer its good faith written estimate of the Closing Working Capital (with any adjustment thereto proposed by Buyer and agreed to by Seller prior to December 1, 1996 (the "Estimated Closing Working Capital")).

     3. Buyer hereby assigns (a) its rights under the Agreement to purchase the assets relating to the Business owned by Olin S.A. (France), Olin Kimya Sanryi Dis Ticaretive Pezariana Anonin Sirketin (Olin Kimya Turkey), Olin (Proprietary) Limited (Olin South Africa),

Olin Brasil LTDA, Olin PTE Ltd. (Singapore), Olin Corporation N.Z. Limited (Olin New Zealand), Olin Australia Limited, Olin Quimica S.A. (Venezuela), Olin Industries Hong Kong Limited, and Olin Japan, Inc. (each an "Olin Foreign Subsidiary"), and its obligations to assume any liabilities of each such Olin subsidiary related to such assets (but only if such liabilities would have constituted "Assumed Liabilities" if they had been liabilities of Olin as of the Closing), to ARCO Chimie TDI, ARCO Chimie TDI, ARCO Chimie TDI, ARCO Quimica do Brazil, LTDA, ARCO Chemical (Singapore) Pte, Ltd., ARCO Chemical (Singapore) Pte Ltd., ARCO Chemical Australia Pty Limited, Holanda Venezuela C.A., ARCO Chemical China, Limited, and ARCO Chemical Japan, Inc. (each an "ARCO Foreign Designee"), respectively, (b) its rights under the Agreement to purchase the Technology and the Patents (other than the Technology subject to the License and Technology Development Agreement by and between Olin and Air Products and Chemicals, Inc. dated as of May 9, 1995 and other than the Technology transferred to Buyer pursuant to the Patent and Patent Application Assignment and the Invention Assignment, in each case dated as of the date hereof between Buyer and Seller) included in the Acquired Assets and its rights and obligations related to such Technology and Patents under Sections 7.7, 7.8, 7.9 and 7.10 of the Agreement to ARCO Chemical Technology L.P. and (c) its rights under the Agreement to purchase the trademarks, service marks, copyrights, and trademark applications set forth on Schedule 3.13(a) of the Agreement and associated goodwill included in the Acquired Assets to ARCO Chemical Properties L.P. The undersigned ARCO Foreign Designees, ARCO Chemical Properties L.P. and ARCO Chemical Technology L.P. hereby accept and agree to such assignment and agree to be bound by the other terms of this Amendment applicable to them.

     4. Seller hereby delegates its obligations under the Agreement to sell, assign, transfer, deliver and convey to Buyer the assets relating to the Business owned by each Olin Foreign Subsidiary to each such respective Olin Foreign Subsidiary. The undersigned Olin Foreign Subsidiaries hereby accept and agree to such delegation and agree to be bound by the other terms of this Amendment applicable to them.

     5. (a) The parties hereto acknowledge and agree that the assignments, delegations and assumptions described in paragraphs 3 and 4 hereof will be effected pursuant to the purchase agreements described on Exhibit A hereto (the "Supplemental Transfer Agreements") and each of Seller and Buyer will cause its respective applicable subsidiaries or designees to execute and deliver such Supplemental Transfer Agreements; provided that the Supplemental Transfer
                                  --------
Agreements to be executed by the Olin Foreign Subsidiaries set forth on Exhibit B hereto shall be delivered after the date hereof in accordance with paragraph 6 hereof. The parties hereto further acknowledge and agree that, notwithstanding any provision of any of the Supplemental Transfer Agreements (including but not limited to Sections 3.1 and 3.2 thereof) and except as provided in paragraph 5(b) below, (i) any consideration required to be paid as of the Closing Date by any ARCO Foreign Designee pursuant to any Supplemental Transfer Agreement is deemed to have been paid as a portion of the Initial Cash Payment and (ii) notwithstanding any provision of any Supplemental Transfer Agreement, there shall be no post-Closing cash adjustment pursuant to any provision of any Supplemental Transfer Agreement and any adjustment required by any Supplemental Transfer Agreement shall only be made on the applicable books and records of Olin and the Olin Foreign Subsidiaries and/or

ARCO and the ARCO Foreign Designees, as the case may be. Notwithstanding the terms and provisions of paragraphs 3 and 4 of this Amendment (including the assignments, assumptions and delegations therein), neither Buyer nor Seller shall be released from any of their respective obligations under the Agreement. Buyer shall cause each ARCO Foreign Designee to perform the obligations such Person has under the Supplemental Transfer Agreements to which it is a party and Seller shall cause each Olin Foreign Subsidiary to perform the obligations such Person has under the Supplemental Transfer Agreement to which it is a party.

     (b) Notwithstanding paragraph 5(a) above, the payment (the "Brazil Payment") called for as of the Closing by ARCO Quimica do Brazil, LTDA ("ARCO Brazil") to Olin Brasil LTDA pursuant to the Supplemental Transfer Agreement between such two entities shall in fact be made as provided therein, and the Initial Cash Payment to be made by Buyer to Seller shall be reduced by an equal amount (using the then applicable exchange rate for Brazilian-U.S. currency exchanges), and if any post-Closing adjustment is required to be made pursuant to Section 3.2 of such Supplemental Transfer Agreement then, (i) if such adjustment is a decrease in the amount of the Brazil Payment, Buyer shall provide Seller with cash (in Brazilian Real using the exchange rate for Brazilian-U.S. currency exchanges in effect on the date of such transfer determined using the same method used in determining such exchange rate used in calculating the Brazil Payment) in the amount of such decrease, Seller shall transfer such funds to Olin Brasil LTDA and Seller shall then cause Olin Brasil LTDA to transfer such funds to ARCO Brazil or (ii) if such adjustment is an increase in the amount of the Brazil Payment Seller shall provide Buyer with cash (in Brazilian Real using the exchange rate for Brazilian-U.S. currency exchanges in effect on the date of such transfer determined using the same method used in determining such exchange rate used in calculating the Brazil Payment) in the amount of such increase, Buyer shall transfer such funds to ARCO Brazil and Buyer shall then cause ARCO Brazil to transfer such funds to Olin Brasil LTDA.

     6. The parties hereto acknowledge and agree that certain assets relating to the Business and owned by the Olin Foreign Subsidiaries listed on Exhibit B hereto that, pursuant to Section 5.14 of the Agreement and paragraphs 3 and 4 hereof, are required to be transferred to the ARCO Foreign Designees designated with an asterisk in Exhibit A hereto, and deemed to be Acquired Assets, at the Closing, and certain liabilities related thereto that would constitute "Assumed Liabilities" if such liabilities were obligations of Seller or any Olin Foreign Subsidiary at such time, can not be transferred to, and assumed by, such ARCO Foreign Designees as of the Closing because certain governmental approvals and/or registrations or other material third party consents or approvals have not yet been obtained and/or made. Notwithstanding the foregoing, Seller and Buyer agree to proceed with the Closing and Buyer shall pay to Seller the entire required Initial Cash Payment at the Closing, which includes the consideration due with respect to the assets owned by the Olin Foreign Subsidiaries listed on Exhibit B hereto. The parties hereto shall cooperate in making all filings and taking all action necessary to enable all such assets and liabilities to be legally transferred to Buyer or the applicable ARCO Foreign Designee at the earliest possible date. In consideration thereof, Seller hereby agrees that, until such time as such governmental approvals and/or registrations or other third party consents or approvals, with respect to the transfer of such assets and any Additional Working Capital Assets (as defined below), and the assumption of the Foreign Assumed

Liabilities (as defined below), have been obtained and/or made and Buyer notifies Seller that Buyer is prepared to effect such transfer (it being understood and agreed that if all required governmental and material third party consents and approvals have been obtained, Buyer shall not delay the applicable Foreign Delayed Closing past the date six months after the date hereof), Seller shall, and shall cause each such Olin Foreign Subsidiary to, act for the benefit of each such respective ARCO Foreign Designee with respect to such assets, and any Additional Working Capital Assets and such Foreign Assumed Liabilities and to conduct the Business in each jurisdiction listed on Exhibit B hereto in the ordinary course consistent with past practice such that, upon the transfer in each such jurisdiction, each such respective ARCO Foreign Designee receives the full economic rights and benefits of such assets, and any Additional Working Capital Assets, and assumes all of the applicable Foreign Assumed Liabilities, of the Business in such jurisdiction from and after the Closing as if such assets and liabilities had been transferred to and assumed by each such respective ARCO Foreign Designee as of the Closing. The legal form of cooperation between Olin South Africa, Olin Kimya Turkey, and Olin New Zealand, on the one hand, and ARCO Chimie TDI and ARCO Singapore, on the other, during the transitional period prior to such transfer shall be as set forth on Exhibit C hereto (it being understood that with respect to South Africa and Turkey the term "ARCO Foreign Designee" shall include Buyer's distributor in such jurisdictions). The parties hereto acknowledge and agree that in Turkey, South Africa and New Zealand the Olin Foreign Subsidiary will act as an independent contractor and not as an agent. For the purposes of this Amendment, "Foreign Assumed Liabilities" shall mean (i) liabilities incurred during the period from the Closing to the date of the applicable Foreign Delayed Closing by the applicable Olin Foreign Subsidiary with respect to the Business in the ordinary course or otherwise with Buyer's prior consent, (ii) liabilities under contracts entered into after the Closing by the applicable Olin Foreign Subsidiary exclusively with respect to the Business in the ordinary course or otherwise with Buyer's prior consent and (iii) liabilities to be assumed by the applicable ARCO Foreign Designee under the applicable Supplemental Transfer Agreement.

     Seller will report to Buyer on a monthly basis with respect to the Business in each jurisdiction listed on Exhibit B hereto and will not make, and will cause the applicable Olin Foreign Subsidiary not to make, any significant decisions with respect to such Business, even if such decision would be in the ordinary course, without Buyer's prior consent. With respect to each jurisdiction listed on Exhibit B hereto, on the last Business Day of the month in which Buyer notifies Seller that the requisite governmental approvals and/or registrations or other material third party consents or approvals with respect to the transfer of the assets, including any Additional Working Capital Assets, relating to the Business of the Olin Foreign Subsidiary located therein and the assumption of the applicable Foreign Assumed Liabilities have been obtained and/or made and that Buyer is prepared to effect such transfer (but if such Business Day is less than 10 days after such notice then on the last Business Day of the immediately succeeding month), Seller agrees to cause such Olin Foreign Subsidiary, and Buyer agrees to cause such ARCO Foreign Designee, (i) to execute and deliver an assignment and assumption agreement, in a form substantially similar to the agreement set forth as item 5 of Exhibit A with appropriate changes made to such agreement to conform to local law and to provide for changes in the definition of "Purchased Assets" therein and other relevant provisions to include therein all current asset working capital items related to the Business in such jurisdiction, including, but not limited to, cash, inventories, accounts receivable and prepaid inventories (such working capital items to the extent different from or in addition to any such items existing as of the Closing, "Additional Working Capital Assets"), (ii) to effect the transfer to such ARCO Foreign Designee, for no additional consideration other than the Initial Cash Payment which the parties hereto hereby acknowledge that such amount shall constitute, among other things, the consideration in respect of the anticipated consummation of the applicable Foreign Delayed Closing and has already been paid at the Closing (provided,
                                                                  --------
however, that the relevant ARCO Foreign Designee shall be required to pay to
-------
such Olin Foreign Subsidiary any applicable Value-Added Taxes as provided in the applicable Supplemental Transfer Agreement), of such assets, including any Additional Working Capital Assets, and such applicable Foreign Assumed Liabilities at the time of such assignment and assumption (each such time, a "Foreign Delayed Closing") and (iii) to pay to the Buyer any cash related to the Business included in working capital at such time, such payment to be in cash in the currency in which such cash is held by such Olin Foreign Subsidiary by wire transfer of immediately available funds to an account designated by Buyer. On a weekly basis, until the applicable Foreign Delayed Closing is consummated, each such Olin Foreign Subsidiary shall transfer to Buyer all cash received with respect to accounts receivable related to the Business (net of any direct, out-of-pocket expenses, such as account payables arising from and after December 1, 1996, of such Olin Foreign Subsidiary related thereto excluding any expenses charged by Seller or any of its subsidiaries to Buyer or any of its subsidiaries pursuant to any other agreement executed in connection with the Agreement, including, but not limited to, the Ancillary Agreements), such payments to be recorded as prepaid inventory by such Olin Foreign Subsidiary. At the time of each such Foreign Delayed Closing, Seller shall deliver to Buyer a statement setting forth in reasonable detail Seller's calculation of the cumulative changes in cash flow and working capital for the Business in such jurisdiction for the period from December 1, 1996 to the date of such Foreign Delayed Closing, with such statement being certified as true and correct by an executive officer of Seller. During the first 60 days after each Foreign Delayed Closing, Seller shall provide Buyer with reasonable access to the books and records and personnel of Seller and the applicable Olin Foreign Subsidiary involved in preparing such statement and if Buyer disagrees with the calculations in such statement, Buyer shall notify Seller thereof by the end of such 60-day period and Seller and Buyer shall negotiate in good faith to resolve such disagreement during the 30 days thereafter. If Buyer and Seller are not able to resolve such disagreement within such 30-day period, then they shall submit such disagreement to Seller's Accountant whose determinations with respect to such disagreements shall be final absent manifest error. If such review results in an amount due to Buyer, Seller shall pay Buyer such amount within 2 business days after such amount is agreed upon by Buyer and Seller or determined by Seller's Accountant. Each of Seller and Buyer shall bear 50% of the fees and expenses of such accountant.

     If such assets and applicable Foreign Assumed Liabilities relating to the Business of any such Olin Foreign Subsidiary cannot be legally transferred to, and assumed by, Buyer or any ARCO Foreign Designee, then no later than the date six months after the date of this Amendment, the parties hereto agree to use their reasonable best efforts to negotiate an equitable alternative to such transfer and assumption that will make Buyer and Seller whole (it being understood that if Seller is as a result thereof unable to transfer Inventory to Buyer, it shall be permitted to dispose of such Inventory notwithstanding the provisions of Section 7.4(a) of the

Agreement). Notwithstanding the delay in transferring such assets and applicable Foreign Assumed Liabilities to Buyer or any ARCO Foreign Designee, all representations, warranties and covenants in the Agreement shall continue to apply to such assets, including any Additional Working Capital Assets, as if they were "Acquired Assets" until such transfer or other equitable alternative is effected. The representations, warranties and covenants of Seller and Buyer in the Agreement shall be deemed to apply to each Olin Foreign Subsidiary with respect to the assets and liabilities relating to the Business and owned by such Olin Foreign Subsidiary. Notwithstanding the foregoing, each of Buyer and Seller agree that any claim for any breach of any representation, warranty or covenant in the Agreement relating to non-U.S. assets and liabilities shall be brought exclusively by one parent against the other parent in the jurisdictions set forth in Section 10.11(a) of the Agreement unless a court of competent jurisdiction has determined that such a claim cannot be brought by Buyer or Seller against Seller or Buyer, as the case may be, in which case such claim may be asserted against the applicable Olin Foreign Subsidiary or ARCO Foreign Designee, as the case may be, on a several but not joint basis.

     With respect to the transfer from Olin Australia Limited to ARCO Chemical Australia Pty Limited ("ARCO Australia"), the Foreign Delayed Closing of such transfer is subject to and conditional upon such transfer not constituting any breach of the provisions of section 50 of the Australian Trade Practices Act 1975 or any other provision of such Act. Each of ARCO Australia and Olin Australia Limited shall provide and disclose to the other and to the Australian Competition and Consumer Commission all relevant information as is required (provided that any such information provided to the Commission is given on a confidential basis) and each shall cause such other inquiries to be made with a view to both such parties being satisfied that such transfer does not constitute any breach of such Act. It is further agreed that such closing shall not be effected until each of ARCO Australia and Olin Australia Limited indicate to the other in writing that it is so satisfied. The closing of such transfer is also subject to and conditional upon ARCO Australia obtaining the approval of the Australian Foreign Investment Review Board in relation to such transfer whereby the Treasurer of the Commonwealth of Australia confirms that he unconditionally consents to or that he has no objection to the proposed transfer to ARCO Australia under the Australian Commonwealth Government Foreign Investment Policy, or the Treasurer ceases to be entitled to make an order under Part II of the Australian Foreign Acquisitions and Takeovers Act 1975 (Commonwealth) in respect of such transfer. In this respect, ARCO Australia agrees with Olin Australia Limited to submit the request for approval to the Treasurer of the Commonwealth of Australia immediately, if such approval has not already been sought.

     7. Upon the consummation of the Closing, except as provided in paragraph 6 hereof, the parties hereto acknowledge and agree that (a) all current asset working capital items, including, but not limited to, inventories, accounts receivable and prepaid inventories (other than cash), generated by Seller or any of its subsidiaries with respect to the Business from and after December 1, 1996 through and including the Closing held by Seller or such subsidiaries for the account and on behalf of Buyer and, except as provided in paragraph 6 hereof, shall be transferred to Buyer by Seller or such subsidiaries as of the Closing and (b) the current liabilities of the Business incurred by Seller or any of its subsidiaries in the ordinary course consistent with past practice and arising from and after December 1, 1996 through and including the Closing shall be assumed by Buyer as of the Closing to the extent such liabilities would have been included in Final Closing Working Capital had they been liabilities of Seller as of December 1, 1996. In addition, any cash collected from and after December 1, 1996 relating to the accounts receivable balances reflected in the Final Closing Working Capital or accounts receivable generated from and after December 1, 1996 shall be remitted by Seller to Buyer on the same terms as provided in the agreement attached as item 9 of Part C of Schedule 1.1 to the Agreement.

     8. Buyer hereby agrees to indemnify Seller and its affiliates, and their respective employees, officers, directors and agents and hold them harmless from and against, and agrees promptly to defend them from and reimburse them for, any and all Losses which they may at any time after the Closing suffer or incur, or become subject to, as a result of or in connection with the operation of the Business in the jurisdictions set forth on Exhibit B hereto as contemplated by paragraph 6 hereof, other than Losses suffered or incurred, or to which they become subject to, as a result of or in connection with (a) actions or omissions by Seller or its Affiliates that Buyer establishes were materially inconsistent with Seller's or the applicable Olin Foreign Subsidiary's ordinary course of business (it being understood that inadvertent violations of law or good faith actions or omissions by Seller or the applicable Olin Foreign Subsidiary shall be deemed to be consistent with Seller's or the applicable Olin Foreign Subsidiary's ordinary course of business) or (b) the gross negligence or willful misconduct of Seller or any of its Affiliates.

     9.   In the event that (a)  Buyer makes an offer of employment pursuant to
Section 9.1(a) of the Agreement to Robin Grieve, and up to two other individuals, for a limited term of employment and such offer of employment is accepted by any such individual, and (b) the employment of such individual is terminated by Buyer within the period during which Buyer is required, pursuant to Section 9.1(b) of the Agreement, to provide severance benefits that are no less favorable than the basic and enhanced cash severance benefits provided by Seller and its Affiliates under Seller's applicable severance plans and arrangements set forth on Part B of Schedule 3.16 to the Agreement, then, notwithstanding the provisions of Section 9.1(b) of the Agreement to the contrary, the cost of providing such severance benefits to such individual in accordance with Section 9.1(b) of the Agreement shall be borne equally by Buyer and Seller and, in the case of Robin Grieve, such severance benefits shall be no less favorable than as provided under his existing individual agreement with Seller, which agreement provides severance benefits up to one year's salary. Buyer's offer of employment to any such individuals will indicate that such employment may be for one year or less.

     10. Except as set forth herein, all other provisions of the Agreement remain unaffected and in full force and effect. This letter may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement.

If the foregoing is in accordance with our agreement, please so indicate by signing below.

                                          Very truly yours,

                                          ARCO CHEMICAL COMPANY


                                          By: /s/ Alan D. Kornfeld
                                             ---------------------------
                                          Name: Alan D. Kornfeld
                                          Title: V.P.
Acknowledged and Agreed:

OLIN CORPORATION                          ARCO CHIMIE TDI


By: [SIGNATURE APPEARS HERE]                 By: /s/ Alan D. Kornfeld
   ----------------------------------           -------------------------
Name:                                     Name: Alan D. Kornfeld
Title: Senior Vice President & CFO        Title: Attorney-in-fact


OLIN S.A.                                 ARCO QUIMICA DO BRAZIL, LTDA


By: /s/ Johnnie M. Jackson, Jr.           By: /s/ Alan D. Kornfeld
   ----------------------------------        ----------------------------------
Name: Johnnie M. Jackson, Jr.             Name: Alan D. Kornfeld
Title: Attorney-in-fact                   Title: Attorney-in-fact
       Vice President, General
       Counsel & Secretary


OLIN KIMYA SANRYI DIS TICARETIVE          ARCO CHEMICAL (SINGAPORE) PTE LTD.
PEZARIANA ANONIN SIRKETIN


By: /s/ Johnnie M. Jackson, Jr.           By: /s/ Alan D. Kornfeld
   ----------------------------------        ----------------------------------
Name: Johnnie M. Jackson, Jr.             Name: Alan D. Kornfeld
Title: Authorized Signatory               Title: Attorney-in-fact

OLIN BRASIL LTDA                          ARCO CHEMICAL AUSTRALIA PTY
                                          LIMITED


By: /s/ Johnnie M. Jackson, Jr.           By: /s/ Alan D. Kornfeld
   ----------------------------------        ----------------------------------
Name: Johnnie M. Jackson, Jr.             Name: Alan D. Kornfeld
Title: Authorized Signatory               Title: Attorney-in-fact


OLIN PTE LTD.                             HOLANDA VENEZUELA C.A.


By: /s/ Johnnie M. Jackson, Jr.           By: /s/ Alan D. Kornfeld
   ----------------------------------        ----------------------------------
Name: Johnnie M. Jackson, Jr.             Name: Alan D. Kornfeld
Title: Authorized Signatory               Title: Attorney-in-fact


OLIN CORPORATION N.Z. LIMITED             ARCO CHEMICAL CHINA, LIMITED


By: /s/ Johnnie M. Jackson, Jr.           By: /s/ Alan D. Kornfeld
   ----------------------------------        ----------------------------------
Name: Johnnie M. Jackson, Jr.             Name: Alan D. Kornfeld
Title: Authorized Signatory               Title: Attorney-in-fact


OLIN AUSTRALIA LIMITED                    ARCO CHEMICAL JAPAN, INC.


By: /s/ Johnnie M. Jackson, Jr.           By: /s/ Alan D. Kornfeld
   ----------------------------------        ----------------------------------
Name: Johnnie M. Jackson, Jr.             Name: Alan D. Kornfeld
Title: Authorized Signatory               Title: Attorney-in-fact

OLIN QUIMICA S.A.                       ARCO CHEMICAL PROPERTIES L.P.
                                          By: ARCO CHEMICAL TECHNOLOGY
                                              MANAGEMENT, INC., its
                                              general partner
By: /s/ Johnnie M. Jackson, Jr.
   ----------------------------------
Name: Johnnie M. Jackson, Jr.             By: /s/ Alan D. Kornfeld
Title: Authorized Signatory                  ----------------------------------
                                          Name: Alan D. Kornfeld
                                          Title: Attorney-in-fact


OLIN JAPAN, INC.                        ARCO CHEMICAL TECHNOLOGY L.P.
                                          By: ARCO CHEMICAL TECHNOLOGY
                                              MANAGEMENT, INC., its
                                              general partner
By: /s/ Johnnie M. Jackson, Jr.
   ----------------------------------
Name: Johnnie M. Jackson, Jr.             By: /s/ Alan D. Kornfeld
Title: Authorized Signatory                  ----------------------------------
                                          Name: Alan D. Kornfeld
                                          Title: Attorney-in-fact


OLIN INDUSTRIES HONG KONG
LIMITED


By: /s/ Johnnie M. Jackson, Jr.
   ----------------------------------
Name: Johnnie M. Jackson, Jr.
Title: Authorized Signatory



OLIN (PROPRIETARY) LIMITED


By: /s/ Johnnie M. Jackson, Jr.
   ----------------------------------
Name: Johnnie M. Jackson, Jr.
Title: Authorized Signatory

Exhibit A:  Supplemental Transfer Agreements
--------------------------------------------


 1.  Agreement of Sale and Purchase between ARCO Chimie TDI and Olin S.A.
     (France)

 2. Agreement of Sale and Purchase between ARCO Chimie TDI* and Olin Kimya Sanryi Dis Ticaretive Pezariana Anonin Sirketin (Olin Kimya Turkey)

 3. Agreement of Sale and Purchase between ARCO Chimie TDI* and Olin (Proprietary) Limited (Olin South Africa)

 4. Agreement of Sale and Purchase between ARCO Quimica do Brazil, LTDA and Olin Brasil LTDA

 5. Agreement of Sale and Purchase between ARCO Chemical (Singapore) Pte Ltd. and Olin PTE Ltd. (Singapore)

 6. Agreement of Sale and Purchase between ARCO Chemical (Singapore) Pte Ltd.* and Olin Corporation N.Z. Limited (Olin New Zealand)

 7. Agreement of Sale and Purchase between ARCO Chemical Australia Pty Limited* and Olin Australia Limited

 8. Agreement of Sale and Purchase between Holanda Venezuela C.A. and Olin Quimica S.A. (Venezuela)

 9. Agreement of Sale and Purchase between ARCO Chemical China, Limited and Olin Industries Hong Kong Limited

 10. Agreement of Sale and Purchase between ARCO Chemical Japan, Inc.* and Olin Japan, Inc.

Exhibit B: Certain Olin Foreign Subsidiaries and Jurisdictions
--------------------------------------------------------------

Olin Kimya Sanryi Dis Ticaretive Pezariana Anonin Sirketin (Olin Kimya Turkey) -- Turkey

Olin (Proprietary) Limited (Olin South Africa) -- South Africa

Olin Japan, Inc. -- Japan

Olin Corporation N.Z. Limited (Olin New Zealand) -- New Zealand

Olin Australia Limited -- Australia

Exhibit C: Certain Foreign Jurisdictions
----------------------------------------

Turkey: Olin Kimya Turkey will act as distributor for ARCO Chimie TDI from the Closing until such time as Buyer notifies Seller that the assets of the Business in Turkey can be transferred to the applicable ARCO Foreign Designee. During this transitional period, deliveries to Olin Kimya Turkey will be made D.D.U. (Incoterms 1990) Olin Kimya Turkey's storage tanks. Payment will be made by Olin Kimya Turkey 15 days after date of invoicing. Seller guarantees the full and timely payment by Olin Kimya Turkey of all amounts due to ARCO Chimie TDI, or any other Affiliate of Buyer, for product orders. Upon the transfer to Buyer or the applicable ARCO Foreign Designee of the assets of the Business in Turkey, all accounts payable due to ARCO Chimie TDI or its Affiliates, as well as all inventory, accounts receivable and other assets (including goodwill) related to such Business, shall be transferred by Olin Kimya Turkey to the applicable ARCO Foreign Designee.

South Africa: Olin South Africa will act as distributor for ARCO Chimie TDI from the Closing until such time as Buyer notifies Seller that the assets of the Business in South Africa can be transferred to the applicable ARCO Foreign Designee. During this transitional period, deliveries to Olin South Africa will be made D.D.U. (Incoterms 1990) Olin South Africa's storage tanks. Payment will be made by Olin South Africa 15 days after date of invoicing. Seller guarantees the full and timely payment by Olin South Africa of all amounts due to ARCO Chimie TDI, or any other Affiliate of Buyer, for product orders. Upon the transfer to Buyer or the applicable ARCO Foreign Designee of the assets of the Business in South Africa, all accounts payable due to ARCO Chimie TDI or its Affiliates, as well as all inventory, accounts receivable and other assets (including goodwill) related to such Business, shall be transferred by Olin South Africa to the applicable ARCO Foreign Designee.

New Zealand: Olin New Zealand will act as distributor for ARCO Chemical (Singapore) Pte. Ltd. from the Closing until such time as Buyer notifies Seller that the assets of the Business in New Zealand can be transferred to the applicable ARCO Foreign Designee. During this transitional period, deliveries to Olin New Zealand will be made D.D.U. (Incoterms 1990) Olin New Zealand's storage tanks. Payment will be made by Olin New Zealand 15 days after date of invoicing. Seller guarantees that full and timely payment of Olin New Zealand of all amounts due to ARCO Chemical (Singapore) Pte. Ltd., or any other Affiliate of Buyer, for product orders. Upon the transfer to Buyer or applicable ARCO Foreign Designee of the assets of the Business in New Zealand, all accounts payable due to ARCO Chemical (Singapore) Pte. Ltd. or its Affiliates, as well as all inventory, accounts receivable and other assets (including goodwill) related to such Business, shall be transferred by Olin New Zealand to the applicable ARCO Foreign Designee.